                                                                    EXHIBIT 11
                                  MCLEOD, INC.

                         COMPUTATION OF LOSS PER COMMON
                          AND COMMON EQUIVALENT SHARE


                                              THREE MONTHS ENDED JUNE 30,    SIX MONTHS ENDED JUNE 30,
                                             -----------------------------  -----------------------------
                                                   1995           1996            1995           1996
                                             --------------  -------------  --------------   ------------
Computation of weighted average
   number of common shares
   outstanding and common
   equivalent shares:
Common shares, Class A,
   outstanding at the beginning
   of the period                                14,478,481     16,410,519      14,455,981     16,387,081
Common shares, Class B,
   outstanding at the beginning
   of the period                                 7,670,457     15,625,929       7,670,457     15,625,929
Weighted average number of
   shares issued during the
   period (B)                                       - -         2,913,333          - -         1,456,667
Weighted average number of
   shares reissued from the
   treasury during the period                       - -            - -             22,000         - -
Common equivalent shares
   attributable to stock options
   granted (A)                                   5,018,605      5,018,605       5,018,605      5,018,605
Common stock issued (B)                          9,887,510         - -          9,887,510         23,438
                                             --------------  -------------  --------------   ------------

Weighted average number of
   common and common equivalent
   shares                                       37,055,053     39,968,386      37,054,553     38,511,720
                                             ==============  =============  ==============   ============

Net loss                                        (2,765,137)    (4,542,810)     (5,721,857)    (8,883,115)
                                             ==============  =============  ==============   ============

Loss per common and common
   equivalent share                                  (0.07)         (0.11)          (0.15)         (0.23)
                                             ==============  =============  ==============   ============



(A) All stock options are anti-dilutive, however, pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83 (SAB 83), stock options granted with exercise prices below the initial offering price during the twelve-month period preceding June 10, 1996, the effective date of the Registration Statement, have been included in the above calculations of common stock equivalent shares.

(B) All stock issued during the year ended December 31, 1995 was within the twelve-month period discussed in (A) above. As a result, the shares issued at prices below the initial public offering price during this period have been included in the calculation as if they were outstanding for all periods presented. For the three months ended June 30, 1996, and the six months ended June 30, 1996, the shares of Class A Common Stock and Class B Common Stock issued during the year ended December 31, 1995 are shown as shares outstanding at the beginning of the period.